Exhibit 99.1
CONTACT:	William S. Aichele
UNIVEST CORPORATION OF PENNSYLVANIA
President and Chief Executive Officer
215-721-2457

FOR IMMEDIATE RELEASE

UNIVEST CORPORATION OF PENNSYLVANIA - UNIVEST NATIONAL BANK
AND TRUST CO. - REPORTS THIRD QUARTER EARNINGS

SOUDERTON, Pa, October 27, 2004—Univest Corporation of Pennsylvania (listed on NASDAQ: UVSP), parent company of Univest National Bank and Trust Co., has reported net income of $5,889,000 or $.69 basic net income per share for the third quarter ended September 30, 2004.

For the nine month period ended September 30, 2004, Univest Corporation reported net income of $16,928,000 or $1.98 basic net income per share compared to $16,563,000 or $1.94 basic net income per share reported for the nine months ended September 30, 2003. This net income change represents an increase of 2.2%. Diluted earnings per share were $1.94 and $1.92 for the nine months ended September 30, 2004 and 2003 respectively. This diluted earnings change represents an increase of 1.0%.

On October 1, 2004, Univest Corporation paid a quarterly cash dividend of $.25 per share which represents an increase of 25% over the same period last year.

Assets totaled $1,638,381,000 and net worth totaled $156,075,000 as of September 30, 2004.

Following Univest’s stock and overall trends in the industry is more convenient for investors and shareholders than ever before. Univest’s investor relations link, found on its web site at www.univest.net, features financial highlights, detailed peer analysis, deposit market share data, and other valuable information.

Univest Corporation of Pennsylvania and its subsidiaries, Univest National Bank and Trust Co., Univest Insurance, Inc. and Univest Investments, Inc., provide community support, leadership, and strong performance in the financial services industry. Univest serves residents and businesses in Bucks and Montgomery counties through a network of 36 financial service centers and 39 ATM locations.

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UNIVEST CORPORATION OF PENNSYLVANIA
Univest Corporation of Pennsylvania - Univest National Bank -
Reports Third Quarter Earnings

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the company's filings with the Securities and Exchange Commission.

UNIVEST CORPORATION OF PENNSYLVANIA FINANCIAL SUMMARY HIGHLIGHTS ATTACHED. FOR MORE INFORMATION call William S. Aichele, President and Chief Executive Officer, 215-721-2457.

Univest Corporation of Pennsylvania
Financial Summary Highlights
(UNAUDITED)
(In thousands, except per share data)

	For the Third Quarter Ended,

	Sept 30, 2004	Sept 30, 2003	% CHANGE

Net interest income	$14,013	$13,015	7.67%

Provision for loan losses	$474	$500	-5.20%

Net interest income after provision for loan losses	$13,539	$12,515	8.18%

Net income	$5,889	$6,009	-2.00%

Net income per share:

Basic	$0.69	$0.70	-1.43%

Diluted	$0.68	$0.70	-2.86%

Dividends per share	$0.25	$0.20	25.00%

	For the Nine Months Ended,

	Sept 30, 2004	Sept 30, 2003	% CHANGE

Net interest income	$41,782	$36,867	13.33%

Provision for loan losses	$1,306	$900	45.11%

Net interest income after provision for loan losses	$40,476	$35,967	12.54%

Net income	$16,928	$16,563	2.20%

Net income per share:

Basic	$1.98	$1.94	2.06%

Diluted	$1.94	$1.92	1.04%

Dividends per share	$0.75	$0.60	25.00%

	Sept 30, 2004	Sept 30, 2003	% CHANGE

Total assets	$1,638,381	$1,581,216	3.62%

Total shareholders' equity	$156,075	$142,164	9.79%

Total deposits	$1,239,063	$1,211,784	2.25%

FOR MORE INFORMATION call William S. Aichele, President and CEO at (215) 721-2457.